UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

The ExOne Company

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The ExOne Company

127 Industry Boulevard

North Huntingdon, Pennsylvania 15642

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of The ExOne Company (“ExOne”). The meeting will be held on May 5, 2014 at 10:00 a.m., Eastern Daylight Time, at the Westin Convention Center Pittsburgh, located at 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222. At the meeting, holders of ExOne’s issued and outstanding common stock (NASDAQ: XONE) will act upon the following matters:

(1) Election of seven (7) members of the Board of Directors identified in the accompanying proxy statement, each for terms that expire in 2015;

(2) Ratification of the appointment of ParenteBeard LLC as ExOne’s independent registered public accounting firm for the year ending December 31, 2014; and

(3) Any other matters that properly come before the meeting.

Details regarding the business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement.

The record date for the 2014 Annual Meeting is March 7, 2014. Only stockholders of record at the close of business on that date are entitled to receive notice of, to attend and to vote at the Annual Meeting and any postponements or adjournments thereof.

If you wish to attend the meeting to vote in person and need directions, please contact the office of the Chief Legal Officer and Corporate Secretary at (724) 863-9663. To ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope, or follow the instructions on the enclosed proxy card to vote by telephone or on the Internet.

By Order of the Board of Directors,

JOELLEN LYONS DILLON Chief Legal Officer and Corporate Secretary

North Huntingdon, Pennsylvania

March 31, 2014

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR

STOCKHOLDERS’ MEETING TO BE HELD ON MAY 5, 2014: OUR 2014 PROXY STATEMENT, OUR PROXY CARD

AND OUR 2013 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT

HTTP://WWW.ASTPROXYPORTAL.COM/AST/18123/.

i

The ExOne Company

127 Industry Boulevard

North Huntingdon, Pennsylvania 15642

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2014 at 10:00 a.m., Eastern Daylight Time

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

The Board of Directors (the “Board of Directors” or the “Board”) of The ExOne Company (“we,” the “Company,” or “ExOne”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 5, 2014 at 10:00 a.m., Eastern Daylight Time, at the Westin Convention Center Pittsburgh, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222.

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. You may follow the instructions on the enclosed proxy card to submit your proxy by telephone or on the Internet. You may also vote by completing, signing and returning the proxy card to us at 127 Industry Boulevard, North Huntingdon, Pennsylvania 15642.

We intend to commence mailing of this Proxy Statement, the proxy card and our Annual Report on Form 10-K for the year ended December 31, 2013 on or about March 31, 2014. We also will post this Proxy Statement, the proxy card and our 2013 Annual Report on the Internet at HTTP://WWW.ASTPROXYPORTAL.COM/AST/18123/ on or about March 31, 2014.

Who can vote at the Annual Meeting and When is the Record Date?

Only stockholders of record at the close of business on March 7, 2014 are entitled to vote at the Annual Meeting. On the record date, there were 14,415,108 shares of ExOne common stock (“Common Stock”) outstanding. All holders of these outstanding shares are entitled to one vote for each share of Common Stock held by them as of March 7, 2014 at the Annual Meeting.

How can I access the proxy materials over the Internet?

The enclosed proxy card contains instructions on how to view our proxy materials on the Internet, vote your shares by telephone or on the Internet and obtain printed or electronic copies of the proxy materials. An electronic copy of this Proxy Statement, the proxy card and the 2013 Annual Report are available at HTTP://WWW.ASTPROXYPORTAL.COM/AST/18123/.

What proposals are being considered?

There are two matters scheduled for a vote at the Annual Meeting:

•	Proposal No. 1: Election of the nominated slate of seven (7) members of the Board of Directors identified in Proposal No. 1 for terms that expire in 2015.

•	Proposal No. 2: Ratification of the appointment of ParenteBeard LLC as ExOne’s independent registered public accounting firm for the year ending December 31, 2014.

How do I vote?

For Proposal No. 1, you may either vote “For” all the nominees to the Board of Directors, you may “Withhold” your vote from all nominees, or you may “Withhold” your vote from any nominee whom you specify. For Proposal No. 2, you may vote “For” or “Against” the proposal or “Abstain” from voting.

Stockholder of Record (Shares Registered in Your Name) – If on March 7, 2014, your shares were registered directly in your name with ExOne’s transfer agent, American Stock Transfer & Trust, LLC, then you are a stockholder of record with respect to those shares. As a stockholder of record, you may vote by proxy using a proxy card, vote by proxy on the Internet or by telephone as set forth in the proxy card instructions, or vote in person at the Annual Meeting. Regardless of whether you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•

To vote using the proxy card, please complete, sign and date the enclosed proxy card and return it promptly to us. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote on the Internet or by telephone, please follow the instructions provided on your proxy card.

•	To vote in person, please come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and accuracy of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

Beneficial Owner (Shares Registered in the Name of a Broker or Bank) – If on March 7, 2014, your shares were held in an account at a broker, bank, or other similar organization as your nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. Please refer to the voting instructions provided by your bank or broker. Many organizations allow beneficial owners to give voting instructions via telephone or the Internet, as well as in writing. You also are invited to attend the Annual Meeting, but you will need to bring a copy of a brokerage statement reflecting stock ownership as of March 7, 2014. Because you are not the stockholder of record, you may not vote your shares in person at the meeting, unless you provide a valid proxy (sometimes referred to as a “legal proxy”) from your broker, bank, or other similar organization.

How many votes do I have?

You have one vote for each share of Common Stock you own as of the close of business on March 7, 2014. You may vote on each proposal presented for consideration at the 2014 Annual Meeting. There are no cumulative voting rights with respect to our Common Stock.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the seven (7) nominees for director, and “For” ratification of ParenteBeard LLC as our independent registered public accounting firm for the year ending December 31, 2014. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 9:00 a.m. Eastern Daylight Time, and the Annual Meeting will begin at 10:00 a.m. Each stockholder should be prepared to present:

1.	Valid government issued photo identification, such as a driver’s license or passport; and

2.	Beneficial stockholders holding their shares through a broker, bank, trustee, or other nominee will need to bring proof of beneficial ownership as of March 7, 2014, the record date, such as their most recent account statement reflecting their stock ownership prior to March 7, 2014, a copy of the voting instruction card provided by their broker, bank, trustee or other nominee, or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, are not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Please note that large bags and packages are not allowed at the Annual Meeting. Persons may be subject to search.

Who is paying for this proxy solicitation?

ExOne will pay for the entire cost of soliciting proxies. In addition to ExOne mailing these proxy materials, ExOne’s directors and employees also may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. ExOne may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials (including multiple copies of this Proxy Statement and multiple proxy cards), your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting.

If you are a stockholder of record, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may vote again on a later date by telephone or the Internet.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at The ExOne Company, 127 Industry Boulevard, North Huntingdon, Pennsylvania 15642.

•	You may attend the Annual Meeting and vote in person by ballot. Simply attending the meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares held in street name, you may change your vote in any one of the following ways:

•	You may submit new voting instructions to your broker, trustee or nominee.

•	If you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

How are votes counted?

We have designated American Stock Transfer & Trust Company, LLC as the inspector of elections who will validate the votes.

With respect to Proposal No. 1, the inspector of elections will count “For” votes and “Withhold” votes. Abstentions and broker non-votes will not be counted as having been voted on the proposal, nor will they affect the outcome of Proposal No. 1.

With respect to Proposal No. 2, the inspector of elections will count separately “For,” “Against” and “Abstain” votes and broker non-votes. “Abstain” votes will be counted towards the vote total for the proposal, and will have the same effect as “Against” votes. Because broker non-votes are not deemed to be votes entitled to be cast, they will not affect the outcome of Proposal No. 2.

See “How many votes are needed to approve each proposal?” for further details regarding the votes needed to approve each proposal.

What is a “broker non-vote”?

If your shares are held by your broker, bank or other similar organization as your nominee (that is, in “street name”), you will need to follow the voting instructions provided by that organization on how to vote your shares. If you do not provide voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker, bank, or other organization is not permitted to vote on that matter, including the election of directors, without instructions from the beneficial owner and instructions are not given.

In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, while broker non-votes will be counted as present for the purpose of determining the presence of a quorum at the meeting, broker non-votes will not affect the outcome of any matter being voted on at the meeting.

How many votes are needed to approve each proposal?

Proposal No. 1. Directors will be elected by the vote of the majority of the shares cast with respect to the director at the Annual Meeting. This means that the number of votes cast “For” a director’s election must exceed 50% of the total number of votes cast with respect to that director’s election. Votes cast include “For” votes and “Withhold” votes. Stockholders may not cumulate votes in the election of directors. Abstentions and broker non-votes will not be counted as having been voted on the proposal, nor will they affect the outcome of this proposal.

Proposal No. 2. Ratification of the appointment of ParenteBeard LLC as ExOne’s independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this matter. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

What are the Board’s voting recommendations?

•	Proposal No. 1: “For” election of the nominees to the Board of Directors.

•	Proposal No. 2: “For” ratification of the appointment of ParenteBeard LLC as ExOne’s independent registered public accounting firm for the year ending December 31, 2014.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares entitled to vote is represented by stockholders present at the meeting or by proxy. On the record date, there were 14,415,108 shares of Common Stock outstanding and entitled to vote. This means that 7,207,555 shares must be represented by stockholders present at the meeting or by proxy to have a quorum. Your shares will be counted towards the quorum if you submit a valid proxy or vote at the meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting. In the event we are unable to obtain the final voting results within four business days, we will file the preliminary voting results in a Current Report on Form 8-K within four business days following the Annual Meeting, and will file an amended Form 8-K with the final voting results within four business days after the final voting results are known.

How can stockholders submit a proposal under Rule 14a-8 for inclusion in our Proxy Statement for the 2015 Annual Meeting of Stockholders?

Our 2015 Annual Meeting of Stockholders will be held on May 4, 2015 at 10:00 a.m. To be included in our Proxy Statement for the 2015 Annual Meeting of Stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, such proposals must be received by ExOne by December 1, 2014, which is at least 120 calendar days before the anniversary date of ExOne’s Proxy Statement to stockholders based on the previous year’s annual meeting.

How can stockholders submit nominations of persons for election to the Board of Directors or proposals of business to be transacted by the stockholders for the 2015 Annual Meeting of Stockholders?

A stockholder of record may submit nominations of persons for election to the Board of Directors or proposals of business to be transacted by the stockholders only if he or she complies with Article III, Section 13 of our Amended and Restated Bylaws (the “Bylaws”).

Under our Bylaws, a stockholder must give advance notice to our Corporate Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at the 2015 Annual Meeting of Stockholders at our principal executive offices (i) not earlier than 120 days prior to such meeting and (ii) at least 45 days prior to the anniversary date of ExOne’s proxy statement to stockholders in connection with the previous year’s annual meeting. Therefore, for the 2015 annual meeting, such notice must be received by ExOne no sooner than January 4, 2015 and no later than February 14, 2015.

With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to our Corporate Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business, the reasons for conducting such business at the meeting, any personal or other direct or indirect material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and certain other information specified in our Bylaws.

If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Governance Committee as a potential nominee for director, see the procedures discussed in “Corporate Governance — Nominating and Governance Committee.”

What are the implications of being an “emerging growth company”?

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements. We are permitted to provide less extensive disclosure about our executive compensation arrangements and are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

EXECUTIVE OFFICERS AND DIRECTORS OF EXONE

The following table and the discussion below provide information about our directors and executive officers as of March 7, 2014.

Name	Age	Positions and Offices Held with ExOne
S. Kent Rockwell	69	Chairman of the Board and Chief Executive Officer
David J. Burns	59	President, Chief Operating Officer and Director
JoEllen Lyons Dillon	50	Chief Legal Officer and Corporate Secretary
Rainer Hoechsmann	47	Chief Development Officer and General Manager of ExOne GmbH and ExOne Property GmbH
John Irvin	59	Special Advisor to the Chairman and Director
Rick Lucas	48	Chief Technology Officer
Brian W. Smith	56	Chief Financial Officer and Treasurer
Ken Yokoyama	37	General Manager of Ex One KK
Raymond J. Kilmer	48	Director
Victor Sellier	64	Director
Lloyd A. Semple	74	Director
Bonnie K. Wachtel	58	Director

S. Kent Rockwell — Mr. Rockwell has served as our Chairman and Chief Executive Officer since January 1, 2013, when we were formed as a Delaware corporation. Prior to that date, Mr. Rockwell served as the Managing Member of Ex One Company, LLC, our predecessor, since 2008. Mr. Rockwell has been the Chairman and Chief Executive Officer of Rockwell Venture Capital, Inc., a private venture capital company, since 1983 and of Appalachian Timber Services, a supplier of timber products for railroads, since 1986. Mr. Rockwell served as Vice Chairman of Argon ST, a public company engaged primarily in defense contracting, from 2004 to 2010. Mr. Rockwell served as the Chairman and Chief Executive Officer of Sensytech Inc., which was engaged in the design, development and manufacture of electronics and technology products for the defense and intelligence markets in the United States, from 1998 to 2004. He was Chairman and Chief Executive Officer of Astrotech International Corp., a public company in the oilfield supply business, from 1989 to 1997. From 1987 to 1989, he was Chairman and Chief Executive Officer of Special Metals Corp., a producer of super alloy and special alloy products. From 1978 to 1982, he was Chairman and Chief Executive Officer of McEvoy Oilfield Equipment, a producer of oilfield equipment. Mr. Rockwell served on the Board of Directors of Rockwell International from 1973 until 1982 and served as President of the Energy Products Group of Rockwell International from 1977 to 1982. We believe that Mr. Rockwell should serve as a member of our Board because he has intimate knowledge of ExOne, its business and operations and the risks, challenges and opportunities it faces. In addition, Mr. Rockwell brings to our Board nearly forty years of experience with strategic planning, acquisitions and integration, marketing, finance and accounting, operations and risk management, having served in numerous executive and director positions at other public and private companies before joining ExOne.

David J. Burns — Mr. Burns has served as our President and Chief Operating Officer since 2005 and began serving as a member of our Board of Directors effective January 1, 2013. He has been a trustee for the Rochester Institute of Technology since 2003 and a board member of The Association for Manufacturing Technology since 2001, serving as its chairman from 2004 to 2005. From 1978 to 2005, he was employed by Gleason Corp., a global manufacturer of products related to gear manufacturing, where he was Chief Executive Officer from 2001 to 2005. Mr. Burns has served on the Executive Advisory Council of The Simon School at the University of Rochester since 2002. We believe that Mr. Burns should serve as a member of our Board because he has an in-depth knowledge of the business and operations of ExOne, particularly its worldwide operations, for which he has been responsible since 2005. We believe that Mr. Burns’ significant operating and senior management experience in our industry provides him with the qualifications and skills to serve as a director.

JoEllen Lyons Dillon — Ms. Dillon has served as our Chief Legal Officer and Corporate Secretary since March 11, 2013. From May 2012 through February 2013, she was a legal consultant on our initial public offering. She previously was a partner at two national law firms, Reed Smith LLP from 2002 until 2011 and Buchanan Ingersoll & Rooney PC from 1988 until 2002, where she became a partner after starting as an associate with the firm. Ms. Dillon has been nominated to serve on the Board of Directors of Mylan Inc., a global pharmaceutical company, which service is expected to commence on April 11, 2014 following approval by Mylan shareholders. Ms. Dillon was the former Chair, and currently serves as the Audit Committee Chair of, the Allegheny District chapter of the National Multiple Sclerosis Society. She also is a Vice President of the Wine & Spirits Advisory Council to the Pennsylvania Liquor Control Board.

Rainer Hoechsmann — Mr. Hoechsmann has served as Chief Development Officer since January 1, 2014, and also has served as General Manager of ExOne GmbH and ExOne Property GmbH, subsidiaries of ExOne, since 2003 and 2013, respectively. He is responsible for our operations in Europe. Mr. Hoechsmann is the inventor and co-inventor of certain AM technology covered by a number of our patents. In 2003, he co-founded Prometal RCT GmbH in Augsburg, which is the predecessor to ExOne GmbH. In 1999, he co-founded Generis GmbH, one of the first companies implementing 3D printing applications, in Augsburg, Germany. Mr. Hoechsmann has received a number of industry awards, including the OCE Printing Award from OCE Printers AG, the Technical University of Munich Award for 3D Printing and the McKinsey & Company Start-Up Award. He is a member of the Association of German Engineers.

John Irvin — Mr. Irvin began serving as a member of our Board of Directors effective January 1, 2013 and assumed the role of Special Advisor to the Chairman effective January 1, 2014. From October 1, 2012 until December 31, 2013, Mr. Irvin served as our Chief Financial Officer. From 2008 to 2012, he was President of PartnersFinancial, a national insurance brokerage company owned by National Financial Partner Corp. (“NFP”), a publicly-traded diversified financial services firm. From 1993 to 2008, he was Chairman and Chief Executive Officer of Innovative Benefits Consulting, Inc., a life insurance consulting firm and wholly-owned subsidiary of NFP. From 1983 to 1993, Mr. Irvin was a partner of Mid Atlantic Capital Group, a financial services company, which he co-founded in 1983 and where his highest position was Vice Chairman. In 1979, Mr. Irvin formed the certified public accounting firm of John Irvin and Company. From 1976 to 1979, he was an accountant for Arthur Andersen LLP. From 2000 to 2004, Mr. Irvin served on the board of directors of Sensytech Inc., which was engaged in the design, development, and manufacture of electronics and technology products for the defense and intelligence markets in the United States, and also served on its audit committee from 2000 to 2002 and as chairman of the audit committee from 2002 to 2004. Upon the merger of Sensytech Inc. into Argon ST, Inc., a public company engaged primarily in defense contracting, he served as director and chairman of the audit committee from 2004 to 2010. He has served on The American College Foundation Board since 2010. Mr. Irvin was selected to serve as a director because of his significant financial and accounting experience, having served in the financial services industry for a number of years and as an accountant for Arthur Andersen before forming his own certified public accounting firm. Mr. Irvin brings expertise to the Board in the areas of financial analysis and reporting, internal auditing and controls and risk management oversight. He also is able to provide both strategic and operational vision and guidance to the Board, having served in several executive-level positions before joining ExOne.

Rick Lucas — Mr. Lucas has served as our Chief Technology Officer since June 2012. He served in various positions from October 2001 to June 2012 at Touchstone Research Laboratory, a broad-based product development research facility that focuses on the development of next-generation materials and products, where he directed operations and research activities and served as Director of Operations from March 2010 to June 2012. From November 1989 to October 2001, Mr. Lucas managed product development for Lake Shore Cryotronics, a privately held developer of cryogenic temperature sensors and other instrumentation. He currently is serving on the governance board for National Additive Manufacturing Innovation Institute (NAMII), an additive manufacturing center.

Brian W. Smith — Mr. Smith has served as our Chief Financial Officer and Treasurer since January 1, 2014. Mr. Smith previously was an Assurance Client Service Partner in the Pittsburgh office of PricewaterhouseCoopers LLP (“PwC”). Mr. Smith joined PwC in 1984, was admitted as a Partner in 1995, and has spent several years working in a PwC advisory business assisting industrial products, healthcare and energy companies with internal control reviews, system implementations, process transformation and change management. Mr. Smith held various leadership roles within PwC, including leading initiatives in specific consumer and industrial product sectors. Mr. Smith is a Certified Public Accountant and received a B.A. with a concentration in accounting and minor in economics from Westminster College in 1980.

Ken Yokoyama — Mr. Yokoyama is the General Manager of Ex One KK, a subsidiary of ExOne since 2008. He is responsible for overall management of the Japan and Asia operations. From 2005 to 2008, he was the Technical Manager of Ex One KK. From 2004 to 2005, he was the Process Engineer for Extrude Hone KK.

Raymond J. Kilmer — Dr. Kilmer began serving on our Board of Directors on February 12, 2013. Dr. Kilmer has been Executive Vice President and Chief Technology Officer of Alcoa Inc., a world-wide manufacturer and supplier of aluminum products, since 2011. Prior to that, he was Vice President-Technology and Engineering of Alcoa Mill Products from 2008 to 2011, and Global Director-Automotive Flat Rolled Products for Alcoa Inc. from 2006 to 2008. We believe that Dr. Kilmer’s engineering background and extensive career managing operations at Alcoa, a large, global, high-technology company, will complement ExOne’s high-technology business needs and his experience and expertise in this industry will enable him to provide expert advice to ExOne on a range of technical, operational, commercial and strategic matters.

Victor Sellier — Mr. Sellier began serving on our Board of Directors on February 12, 2013. He co-founded Argon Engineering Associates, Inc., the predecessor company to Argon ST, Inc. (“Argon ST”), a public company engaged primarily in defense contracting, in 1997. He served as Argon ST’s Vice President of Business Operations and Secretary from 2004 to 2007, as its Chief Financial Officer and Treasurer from 2005 to 2007 and was Argon ST’s Executive Vice President from 2007 to 2009. He served as a Director of Argon ST, Inc. from 2004 to 2010. From 1995 to 1997, Mr. Sellier served as the Vice President and Assistant General Manager of the Falls Church Division of Raytheon E-Systems. From 1989 to 1995, he served as Vice President and Assistant General Manager of Engineering Research Associates, a wholly-owned subsidiary of E-Systems Corporation, (NYSE). Mr. Sellier served as the Senior Financial and Administrative Manager of Engineering Research Associates, a privately held company, from 1979 to 1989. Mr. Sellier brings to our Board significant experience in the areas of operational and strategic planning, acquisitions and integration from his nearly fifteen years’ experience at Argon ST, Inc. We believe that his own personal experience creating and growing this business to the successful company it is today will be instrumental in overseeing ExOne’s own growth and development. Mr. Sellier also brings significant financial expertise to our Board (and to our Audit Committee, on which he serves), having served as chief financial officer and treasurer of Argon ST and senior financial and administrative manager of Engineering Research Associates.

Lloyd A. Semple — Mr. Semple began serving on our Board of Directors on February 5, 2013 and currently serves as our lead director. He has been a professor of law at the Detroit Mercy School of Law in Detroit, Michigan since 2004 and served as its dean from 2009 to 2013. Prior to 2004, he practiced law at Dykema Gossett, a Detroit-based law firm, where he was Chairman and Chief Executive Officer from 1995 to 2002. He has served as outside counsel and director for several business enterprises. He was a director of Argon ST from 2004 to 2010. Mr. Semple brings to our Board extensive legal and corporate governance expertise and experience from his nearly forty-year career as an attorney in private practice, where he focused primarily on general corporate matters, mergers and acquisitions, and financial markets and services. His extensive service as counsel and director of several businesses will be beneficial to our Board.

Bonnie K. Wachtel — Ms. Wachtel began serving on our Board of Directors on February 12, 2013. She is a principal of Wachtel & Co., Inc., an investment firm in Washington, DC involved with the development of growing companies. Since joining Wachtel & Co., Inc. in 1984, Ms. Wachtel has been a director of more than a dozen public and private corporations. She has been a director of VSE Corporation, a provider of engineering services principally to the federal government, since 1991 and of Information Analysis Inc., a provider of IT technical services, since 1992. She was a director of Integral Systems Inc., a provider of satellite related software and services, from 2010 to 2011. Ms. Wachtel serves on the Listing Qualifications Panel for NASDAQ. She practiced law at Weil, Gotshal & Manges in New York from 1980 to 1984. Ms. Wachtel brings substantial corporate governance and regulatory compliance expertise to our Board, having served as a director for more than a dozen public and private corporations, from her service on the Listing Qualifications Panel for NASDAQ and also from her years as an attorney in private practice, during which time she focused primarily on business law, corporate finance and securities law. Ms. Wachtel also is a certified financial analyst, and as such brings significant expertise to our Board (and our Audit Committee, on which she serves) in the areas of financial analysis and reporting, internal auditing and controls and risk management oversight.

CORPORATE GOVERNANCE

Structure of the Board of Directors

Our Board of Directors may establish the authorized number of directors from time to time by resolution, as permitted under our Amended and Restated Bylaws. Currently, the Board of Directors has established that the Board will have seven members. Our current directors, if re-elected at the Annual Meeting, will continue to serve until the 2015 Annual Meeting of Stockholders, until his or her successor has been elected or qualified, or until his or her earlier death, resignation or removal.

Independence of the Board of Directors

A majority of our Board of Directors are independent under the applicable rules of the NASDAQ Stock Market (“NASDAQ”). If re-elected, Messrs. Kilmer, Sellier and Semple and Ms. Wachtel each would continue to qualify as independent directors in accordance with the published listing requirements of NASDAQ. In addition, as further required by the NASDAQ rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and ExOne with regard to each director’s business and personal activities as they may relate to us and our management.

Board Leadership Structure

Our Bylaws give the Board the flexibility to determine whether the roles of Chief Executive Officer and Board Chairman should be held by the same person or by two separate individuals. Our Company recently became a publicly traded company after completing our initial public offering in February 2013. Mr. Rockwell has been managing ExOne (or its predecessors) since 2008. At this time, the Board has determined that having Mr. Rockwell serve as both the Chief Executive Officer and the Chairman is in the best interest of our stockholders. We believe this structure makes the best use of Mr. Rockwell’s extensive knowledge of ExOne, our strategic initiatives and our industry and also fosters real-time communication between management and the Board. The Board also has elected Mr. Semple to serve as the Lead Director of our independent directors. As the lead director, Mr. Semple assists the Chief Executive Officer in preparing for meetings of the Board of Directors, presides at executive sessions of the independent directors, serves as a liaison between the other independent directors and Mr. Rockwell and may call meetings of the independent directors in his discretion. Generally, each meeting of the Board of Directors includes a meeting of the independent directors.

Risk Oversight Management

Our management is responsible for the day-to-day management of the risks that we face including, without limitation, strategic, financial, operational, legal/compliance and reputational risks.

Our Board of Directors as a whole has responsibility for the oversight of enterprise risk management, and our Audit Committee is responsible for overseeing the process by which management assesses and manages our exposure to risk, as well as our major financial risk exposures and the steps management takes to monitor and control such exposures, based on consultation with our management and independent auditors. The Board’s and Audit Committee’s oversight roles are supported by management reporting processes that are designed to provide the Board and the Audit Committee insight into the identification, assessment and management of critical risks.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The following table provides membership information for each of the Board committees as of March 7, 2014:

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee
S. Kent Rockwell
David Burns
John Irvin
Raymond J. Kilmer	X		X		X
Victor Sellier	X	*			X
Lloyd A. Semple**			X		X	*
Bonnie K. Wachtel	X		X	*

*	Denotes committee chair as of March 7, 2014.
**	Denotes Lead Director.

Below is a description of each committee of the Board of Directors. Copies of each committee charter are posted on our website at http://www.exone.com under the Corporate Governance section and within the Investor Relations section.

From the completion of our initial public offering on February 12, 2013 through December 31, 2013, the Board met nine times. During that period, each director attended 75% or more of the total meetings of the Board and the committees on which he or she served.

Audit Committee

The Audit Committee of our Board of Directors assists the Board of Directors in overseeing:

•	the integrity of our financial statements;

•	the effectiveness of our internal control over financial reporting;

•	our compliance with legal and regulatory requirements;

•	the independence, qualifications and performance of our independent registered public accounting firm;

•	our processes and procedures relating to risk assessment and risk management; and

•	related party transactions.

The current members of the Audit Committee are Messrs. Sellier and Kilmer and Ms. Wachtel, each of whom is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ. Mr. Sellier currently chairs the Audit Committee.

The Board of Directors has determined that Mr. Sellier is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and that he, therefore, also satisfies the “financial sophistication” requirement of the NASDAQ rules. The designation does not impose on Mr. Sellier any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors.

Compensation Committee

The Compensation Committee is charged with the following responsibilities, among others:

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reviewing and approving annually the corporate goals and objectives applicable to the compensation of the Chief Executive Officer, evaluating at least annually the Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	reviewing and making recommendations regarding the compensation of all other executive officers;

•	administering and making recommendations to the Board of Directors with respect to our 2013 Equity Incentive Plan and any other compensation plans;

•	reviewing and approving the executive compensation information included in ExOne’s Annual Report on Form 10-K and proxy statement;

•	reviewing and approving or providing recommendations with respect to any employment agreements or severance arrangements or plans;

•	reviewing and approving or providing recommendations with respect to all employee benefit plans; and

•	developing and recommending to the Board for approval officer succession plans and monitoring and updating such plans as needed.

The current members of our Compensation Committee are Messrs. Kilmer and Semple and Ms. Wachtel, each of whom is independent for Compensation Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ (including those that becam effective in 2014). Ms. Wachtel currently chairs the Compensation Committee. Each of the members also is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986.

Our Chief Executive Officer will not participate in the determination of his own compensation or the compensation of directors. However, he will make recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he will participate in the Compensation Committee’s deliberations about the compensation of the other executive officers and key employees. No other executive officers will participate in the determination of the amount or form of the compensation of executive officers or directors.

Neither ExOne nor the Compensation Committee has retained any compensation consultants.

The Compensation Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee reviews its charter annually to ensure that it complies with NASDAQ listing requirements.

Compensation Committee Interlocks and Insider Participation

None of our executive officers have served as a member of a compensation committee (or if no committee performs that function, the Board of Directors) of any other entity that has an executive officer serving as a member of our Board of Directors.

Nominating and Governance Committee

The Nominating and Governance Committee of our Board of Directors is charged with the following responsibilities, among others:

•	identifying and recommending candidates to fill vacancies on the Board of Directors and for election by the stockholders;

•	recommending committee assignments for directors to the Board of Directors;

•	monitoring and assessing the performance of the Board of Directors and individual non-employee directors;

•	reviewing compensation received by directors for service on the Board of Directors and its committees; and

•	developing and recommending to the Board of Directors appropriate corporate governance policies, practices and procedures for our Company.

The current members of our Nominating and Governance Committee are Messrs. Semple, Kilmer and Sellier, each of whom is independent under the listing standards of NASDAQ. Mr. Semple currently chairs the Nominating and Governance Committee.

Director Nomination Process

The Nominating and Governance Committee believes that members of the Board of Directors should have certain minimum qualifications, including having the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value, and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Nominating and Governance Committee also considers such other guidelines and various relevant career experience, relevant skills, such as an understanding of the telecommunications and high-speed Internet provider industries, financial expertise, diversity and local and community ties. While we do not maintain a formal policy requiring the consideration of diversity in identifying nominees for director, diversity is, as noted above, one of the factors our Nominating and Governance Committee considers in conducting its assessment of director nominees. We view diversity expansively to include those attributes that we believe will contribute to a Board of Directors that, through a variety of backgrounds, viewpoints, professional experiences, skills, educational experiences and other such attributes, is best able to guide ExOne and its strategic direction. Candidates for director nominees are reviewed in the context of the current make-up of the Board of Directors. The Nominating and Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating and Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Nominating and Governance Committee for consideration. If a stockholder of ExOne wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, the stockholder should refer to page 5 of this Proxy Statement for information regarding advance notice. The stockholder recommendation should be delivered to the Corporate Secretary of ExOne at our principal executive offices and should include:

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to the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board of Directors;

•	the director candidate’s written consent to (i) if selected, be named in ExOne’s proxy statement and proxy; and (ii) if elected, serve on the Board of Directors; and

•	any other information that such stockholder believes is relevant in considering the director candidate.

Code of Ethics and Business Conduct

Our Board of Directors has adopted a code of ethics and business conduct. The code of ethics and business conduct applies to all of our employees, officers and directors. The full text of our code of ethics and business conduct is posted on our website at http://www.exone.com under the Corporate Governance section within the Investor Relations section. We will disclose any future amendments to the code of ethics and business conduct that relate to our executive officers on our website, as well as any waivers of the code of ethics and business conduct that relate to the executive officers of ExOne.

Stockholder Communications with the Board of Directors

Stockholders may communicate with our Board of Directors, either generally or with a particular director, by writing to the following address:

The Board of Directors c/o Chief Legal Officer and Corporate Secretary The ExOne Company 127 Industry Boulevard North Huntingdon, PA 15642

Each such communication should set forth (i) the name and address of such stockholder, as they appear on ExOne’s books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of ExOne’s stock that are owned of record by such record holder and beneficially by such beneficial owner.

The person receiving such stockholder communication shall, in consultation with appropriate members of the Board of Directors as necessary, generally screen out communications from stockholders to identify communications that are (i) solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders, or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the Board of Directors and ExOne.

Attendance at Annual Meeting of Stockholders by the Board of Directors

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders. All of the directors attended the 2013 Annual Meeting of Stockholders. Directors are encouraged, but not required, to attend the 2014 Annual Meeting of Stockholders.

TRANSACTIONS WITH RELATED PERSONS

Approval of Related Party Transactions

On March 26, 2013, the Board of Directors of ExOne adopted our Policy and Procedures with Respect to Related Person Transactions. Under the policy, ExOne will enter into or ratify related person transactions only when the Board of Directors, acting through the Audit Committee, has determined that the transaction in question is in, or is not inconsistent with, the best interests of ExOne. Prior to entering into a related person transaction, the related person shall provide notice to the Chief Legal Officer of the facts and circumstances of the transaction. Upon determining that the proposed transaction involves an amount greater than $50,000 and is a related person transaction, the proposed transaction shall be submitted to the Audit Committee for consideration. The Audit Committee shall consider all relevant facts and circumstances and approve only those related person transactions that are in the best interests of ExOne and its stockholders.

Related Party Transactions with S. Kent Rockwell Related Entities

Our business began as the advanced manufacturing business of Extrude Hone Corp., which manufactured its first 3D printing machine in 2003 using licensed technology developed by researchers at the Massachusetts Institute of Technology. In 2005, our business assets were transferred to The Ex One Company, LLC, a Delaware limited liability company, when Extrude Hone Corp. was purchased by another company.

In 2007, we were acquired by S. Kent Rockwell, our Chairman and Chief Executive Officer, through his wholly-owned company Rockwell Forest Products, Inc. (“RFP”). On January 1, 2013, The Ex One Company, LLC was merged with and into a newly created Delaware corporation, which changed its name to The ExOne Company (the “Reorganization”). On February 12, 2013, we completed our initial public offering of our common stock, raising approximately $90.4 million in net proceeds after expenses to us.

Prior to our initial public offering in February 2013, we were a privately held company with a very small number of equity holders, which had been primarily funded by companies affiliated with S. Kent Rockwell, our Chairman and Chief Executive Officer. Mr. Rockwell is the trustee and beneficiary of the S. Kent Rockwell Revocable Trust, which is the 100% owner of Rockwell Venture Capital, Inc., which is the 100% owner of each of Rockwell Holdings, Inc. (“RHI”) and RFP. As a result, Mr. Rockwell is deemed to have beneficial ownership of any shares of ExOne Common Stock owned by RHI and RFP.

Share Ownership and Transactions During 2013

As of January 1, 2013, following the Reorganization, we had 5,800,000 shares of common stock outstanding, 72% of which were owned by RFP and 10% of which were owned by the S. Kent Rockwell 1997 Irrevocable Trust, and 18,983,602 shares of Class A preferred stock outstanding, 12,983,602 shares of which (or 68%), were owned by RHI.

Immediately prior to completion of our initial public offering, our Class A preferred stock converted by its own terms into common stock on a 9.5 to 1 basis, resulting in 1,998,275 shares of additional outstanding common stock. Giving effect to the conversion of the Class A preferred stock into shares of common stock, of which 1,366,695 shares were owned by RHI, and the sale of 6,095,000 shares of common stock in the initial public offering, RHI held 5.7% of our outstanding common stock and RFP held 31.4% of our outstanding common stock.

In September 2013, RHI and RFP were selling stockholders in a registration statement filed by us. On September 9, 2013, RHI and RFP sold 305,028 and 1,013,372 shares of our common stock, respectively, at approximately $62 per share. Following the September 2013 offering, RHI no longer holds any of our outstanding common stock. As of March 7, 2014, RFP held 3,162,628 shares, or 21.9%, of our common stock.

In addition, a portion of total costs incurred in connection with the completion of the September 2013 secondary offering were reimbursable to the Company by RHI and RFP. The amount of such costs reimbursable by RHI and RFP totaled approximately $0.4 million and were settled with the Company.

Borrowings From Rockwell Related Entities and Repayment Following Our Initial Public Offering

As of December 30, 2011, we had borrowed approximately $19.0 million from RHI for working capital. In order to satisfy this debt, we issued 18,983,602 preferred units to RHI on December 30, 2011. In May 2012, RHI sold 6,000,000 preferred units to third parties. As part of our Reorganization on January 1, 2013, RHI converted its remaining 12,983,602 preferred units to 12,983,602 shares of our Class A preferred stock and the other holders of preferred units converted 6,000,000 preferred units to 6,000,000 shares of our Class A preferred stock. Immediately prior to completion of our initial public offering, these shares converted into 1,366,695 shares of our common stock.

Also during 2012, we entered into a revolving line of credit with RFP (the “Rockwell Line of Credit”), which was unlimited in amount. The Rockwell Line of Credit provided for borrowing, repayment and reborrowing from time to time. While no limit was specified, borrowings were subject to RFP’s approval. Borrowings under the Rockwell Line of Credit bore interest at the rate of 8.0% per annum and were repayable, in whole or part, upon demand of RFP. On February 14, 2013, we paid approximately $9.9 million of the net proceeds from our initial public offering to repay in full the Rockwell Line of Credit. We no longer maintain the Rockwell Line of Credit.

Property Leased from Rockwell Related Entities Prior to Initial Public Offering

Until March 27, 2013, we leased property and equipment used by our Houston, Texas and Troy, Michigan operations from our two variable interest entities, Troy Metal Fabricating, LLC (“TMF”) and Lone Star Metal Fabrication, LLC (“Lone Star”), and we guaranteed certain debt of both of them. Lone Star is owned by RFP and TMF is owned by the S. Kent Rockwell Revocable Trust.

During 2013, we paid Lone Star and TMF approximately $0.1 million under these leases. On March 27, 2013, our wholly-owned subsidiary, ExOne Americas LLC, acquired certain assets, including property and equipment (principally land, buildings and machinery and equipment) held by TMF and Lone Star. Payment of approximately $1.9 million was made to TMF and approximately $0.2 million was made to Lone Star, including a return of capital to these entities of approximately $1.4 million. Simultaneous with the completion of this transaction, we also repaid all of the outstanding debt assumed from the variable interest entities, resulting in a payment of approximately $4.7 million.

Transactions Between ExOne and Entities Controlled by Mr. Rockwell

We have provided various services to several related entities under common control by Mr. Rockwell, primarily in the form of accounting, finance, information technology and human resource outsourcing, which are reimbursed by the related entities. The cost of these services was approximately $0.1 million in 2013.

In addition, we purchased certain items on behalf of related parties under common control by Mr. Rockwell during 2013. We discontinued this practice in early 2013. Amounts due from these related entities at December 31, 2013 were not significant.

Finally, we also receive design services and the corporate use of an airplane from related entities under common control by Mr. Rockwell. The cost of these services received was approximately $0.2 million for the year ended December 31, 2013.

DIRECTOR COMPENSATION

2013 Director Compensation

Our Board of Directors serving prior to our February 2013 initial public offering approved the compensation for our directors for 2013. Under this program, our non-employee directors received the following compensation for their service on our Board of Directors for 2013:

•	Annual Cash Retainer of $30,000;

•	Annual fee for Chairman of the Audit Committee of $5,000;

•	Annual fee for Chairman of the Compensation Committee of $5,000; and

•	Annual fee for the lead director of $5,000.

Our non-employee directors also are eligible to receive awards pursuant to our 2013 Equity Incentive Plan. In connection with their appointment to our Board on the closing of our initial public offering in February 2013, each non-employee director received 2,500 shares of restricted stock. These shares vest in one-third increments on the first, second and third anniversary of the grant date.

The following table shows the compensation paid to our non-employee directors in 2013.

Director	Fees paid in cash ($)(1)	Stock award ($)(2)	Total ($)
Raymond J. Kilmer	$30,000	$45,000	$75,000
Victor Sellier	35,000	45,000	80,000
Lloyd A. Semple	35,000	45,000	80,000
Bonnie K. Wachtel	35,000	45,000	80,000

(1)	This column includes the annual fees paid to Mr. Sellier and Ms. Wachtel as chairs of the Audit Committee, respectively, and to Mr. Semple as lead director.
(2)	Aggregate grant date fair value of restricted stock award, computed in accordance with FASB ASC Topic 718, granted to each director on February 12, 2013.

2014 Director Compensation

Our Nominating and Corporate Governance Committee of the Board is responsible for reviewing and setting the compensation of our non-employee directors. The Nominating and Corporate Governance Committee has approved the following compensation for our non-employee directors for 2014:

•	Annual cash retainer of $40,000;

•	Annual fee for Chairman of the Audit Committee of $5,000;

•	Annual fee for Chairman of the Compensation Committee of $5,000;

•	Annual fee for the lead director of $5,000; and

•	Grant of 1,250 shares of common stock as a stock bonus award to each non-employee director on March 20, 2014.

Directors who are also full-time officers or employees of ExOne do not receive any additional compensation for serving as directors.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

ExOne is an “emerging growth company,” as defined in Section 101(a)(19)(C) of the JOBS Act. As an emerging growth company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this Proxy Statement and have elected to comply with reduced compensation disclosure requirements, as permitted under the JOBS Act.

Summary Compensation Table

The following table provides information regarding the compensation awarded to or earned during 2012 and 2013 by our Chief Executive Officer and each of the next two most highly compensated executive officers who were serving as executive officers through December 31, 2013 (collectively, the “Named Executive Officers”).

Name and Position	Year	Salary	Bonus	Stock Awards		Option Awards		Non-Equity Incentive Compensation	All Other Compensation(3)	Total Compensation
S. Kent Rockwell, Chairman & Chief Executive Officer(1)	2013 2012	$207,691 —	— —	— —		— —		— —	$3,231 —	$210,922 —

JoEllen Lyons Dillon, Chief Legal Officer and Corporate Secretary(2)	2013	$118,277	—	$285,100	(4)	—		—	$462	$403,839

Rick Lucas, Chief Technology Officer(2)	2013	$150,010	—	—		$165,402	(4)	—	$3,000	$318,412

(1)	Mr. Rockwell was eligible for, but declined to receive, a salary in 2012. Following our February 2013 initial public offering, we began to pay Mr. Rockwell a base salary at an annual rate of $300,000 per year.
(2)	Ms. Dillon and Mr. Lucas were not Named Executive Officers in 2012.
(3)	Includes Company contributions to the respective individual accounts of the defined contribution plan (401(k) plan) that is sponsored by the Company.
(4)	The amount disclosed in this column is computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718,” using the valuation methodology for equity awards set forth in Note 13 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

We have entered into employment agreements with Mr. Rockwell, for an initial term ending on September 1, 2014 and Ms. Dillon, for an initial term ending on March 11, 2015.

The employment agreements with Mr. Rockwell and Ms. Dillon will automatically extend for additional one year terms on each subsequent anniversary, unless not later than 90 days immediately preceding any anniversary, we or the executive has given written notice to the other that it does not wish to extend the employment agreements. Under the employment agreements, the executives are entitled to receive an annual base salary and are eligible to participate in an annual bonus plan on terms established from time to time by the Board. During the term of the employment agreements, the executives are also eligible to participate in any long-term incentive plan, and in all employee benefit and fringe benefit plans and arrangements made available to its employees generally or its executives.

The employment agreements provide, among other matters, that if the executive resigns for “good reason” (as defined in the employment agreement) or is terminated without “cause” (as defined in the employment agreement) and in each such case has timely delivered a release of claims, he or she is entitled to receive, among other severance payments and benefits, an amount equal to one times his or her then-current base salary and one times the target annual bonus amount (subject to his or her compliance with the confidentiality, non-competition and non-solicitation restrictions set forth in the employment agreement) and payment of the executive’s COBRA health insurance continuation premium for the COBRA continuation period (generally 18 months) or until such time as the executive is employed, whichever is earlier. The confidentiality provisions survive the termination of his or her employment with us and the non-competition and non-solicitation provisions survive for a period of two years following the termination of his or her employment.

2013 Equity Incentive Plan

On January 24, 2013, our Board of Directors adopted our 2013 Equity Incentive Plan (the “Plan”). The Plan was approved by Stockholders on August 19, 2013. The following description is a summary of the Plan.

Purpose. The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of ExOne and its subsidiaries (including those that exist now and in the future), by offering them an opportunity to participate in ExOne’s future performance through the grant of Awards.

Types of Awards. The Plan consists of the following components:

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Stock Options. The Plan provides for the granting of options, both incentive stock options and non-qualified stock options, to purchase shares of Company common stock (provided that incentive stock options that qualify under Section 422 of the Code may only be granted to employees of ExOne or a parent or subsidiary of ExOne). An option award may be, but need not be, made subject to the satisfaction of performance factors during any performance period, as determined by the Compensation Committee and set forth in the award agreement evidencing such option award. Options may be vested and exercisable within the time period or upon the satisfaction of the conditions set forth in the award agreement evidencing such option; provided, however, that no option may be exercisable after the expiration of ten (10) years from the date the option is granted; and provided further, that no incentive stock option granted to a person who, at the time the incentive stock option is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of ExOne or of any subsidiary of ExOne will be exercisable after the expiration of five (5) years from the date the incentive stock option is granted. The Compensation Committee also may provide for options to become exercisable all at one time or from time to time, periodically or otherwise, in such number of shares or percentage of shares as the committee determines. The exercise price of each stock option will be determined by the Compensation Committee, but must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of any incentive stock option granted to a 10% stockholder must be at least equal to 110% of that value.

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Restricted Stock. A restricted stock award is an offer by us to sell shares of our common stock to an eligible person subject to certain restrictions, as determined by the Compensation Committee and set forth in the award agreement evidencing such award. These restrictions may be based on completion of a specified number of years of service with ExOne or upon satisfaction of performance factors during any performance period, as determined by the Compensation Committee. The price (if any) of a restricted stock award will be determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee at the time of award, the vesting of any restricted stock award will cease on the date the participant no longer provides services to ExOne and unvested shares will be forfeited to or repurchased by ExOne at such time.

•	Stock Bonus Awards. Awards of shares of our common stock may be granted to eligible persons for services to be rendered or for past services already rendered to ExOne or any subsidiary of ExOne. No payment from the recipient will be required for shares awarded pursuant to a stock bonus award. Stock bonus awards may be made subject to restrictions determined by the Compensation Committee, which may be based upon completion of a specified number of years of service with ExOne or upon satisfaction of performance factors during any performance period, as determined by the Compensation Committee and set forth in the award agreement evidencing such award. Stock bonus awards may be settled in cash, whole shares, or a combination thereof, based on the fair market value of the shares earned under a stock bonus award on the date of payment, as determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee at the time of award, the vesting of any stock bonus award will cease on the date the participant no longer provides services to ExOne and unvested shares will be forfeited to or repurchased by ExOne at such time.

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Stock Appreciation Rights. A stock appreciation right award is an award that may be settled in cash or shares (which may consist of restricted stock), having a value equal to (i) the difference between the fair market value on the date of exercise over the exercise price multiplied by (ii) the number of shares with respect to which the stock appreciation right award is being settled (subject to any maximum number of shares that may be issuable as specified in the award agreement evidencing such award). A stock appreciation right award may be, but need not be, made subject to the satisfaction of performance factors during any performance period, as determined by the Compensation Committee and set forth in the award agreement evidencing such award. Stock appreciation rights may be exercisable within the time period or upon the satisfaction of the conditions set forth in the award agreement evidencing such award; provided, however, that no stock appreciation right may be exercisable after the expiration of ten (10) years from the date the award is granted. The Compensation Committee also may provide for stock appreciation rights to become exercisable all at one time or from time to time, periodically or otherwise, in such number of shares or percentage of shares as the committee determines. Unless otherwise determined by the Compensation Committee at the time of award, the vesting of any stock appreciation right award will cease on the date the participant no longer provides services to ExOne and unvested shares will be forfeited to or repurchased by ExOne at such time.

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Restricted Stock Units. A restricted stock unit is an award that covers a number of shares of our common stock that may be settled upon vesting in cash or by the issuance of the underlying shares (which may consist of restricted shares). A restricted stock unit award may be, but need not be, made subject to the satisfaction of performance factors during any performance period, as determined by the Compensation Committee and set forth in the award agreement evidencing such award. Unless otherwise determined by the Compensation Committee at the time of award, the vesting of any restricted stock unit award will cease on the date the participant no longer provides services to ExOne and unvested shares will be forfeited to or repurchased by ExOne at such time.

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Performance Awards. A performance award is an award of a cash bonus or a performance share bonus. The payout of performance awards are subject to the satisfaction of performance factors during a performance period, as determined by the Compensation Committee and set forth in the award agreement evidencing such award. Any performance share award will have an initial value equal to the fair market value of a share of our common stock on the date of grant. After the applicable performance period has ended, the holder of a performance share award will be entitled to receive a payout of the number of performance shares earned by the participant over the performance period, to be determined as a function of the extent to which the corresponding performance factors or other vesting provisions have been achieved. The Compensation Committee, in its sole discretion, may settle the earned performance shares in the form of cash, in shares of our common stock (which have an aggregate fair market value equal to the value of the earned performance shares at the close of the applicable performance period) or in a combination thereof. Earned performance shares may also be settled in restricted stock. Unless otherwise determined by the Compensation Committee at the time of award, the vesting of any performance award will cease on the date the participant no longer provides services to ExOne and unvested shares will be forfeited to or repurchased by ExOne at such time.

Term. The Plan will terminate January 24, 2023, unless it is terminated earlier by our Board.

Eligibility. Incentive stock options may be granted only to employees of ExOne. All other awards may be granted to employees, consultants, directors and non-employee directors of ExOne or any subsidiary of ExOne; provided such consultants, directors and non-employee directors render bona fide services that are not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than 100,000 shares in any calendar year under the Plan, except that we may choose to issue a new employee up to 500,000 shares under the Plan in the calendar year in which the employee commences employment.

Administration. The Plan is administered by our Compensation Committee, all of the members of which are independent directors under applicable federal securities laws and “outside directors” as defined under applicable federal tax laws. The Compensation Committee has the authority to construe and interpret the Plan, grant awards and make all other determinations necessary or advisable for the administration of the Plan including, without limitation, the participants to whom such awards will be made, the numbers of shares subject to each such award, the exercise price or purchase price, if any, and the other terms and conditions of such awards. The Compensation Committee may, to the extent permitted by applicable law, delegate to one or more executive officers the authority to grant awards under the Plan, subject to the terms of the Plan and such delegation.

Additional Provisions. Awards granted under our Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by our Compensation Committee. Unless otherwise restricted by our Compensation Committee, awards that are nonstatutory stock options may be exercised during the lifetime of the optionee only by the optionee, the optionee’s guardian or legal representative, or a family member of the optionee who has acquired the option by a permitted transfer. Awards that are incentive stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, except in the case of death or permanent disability, in which case the options may be exercised for up to 12 months or six months, respectively, following termination of the optionee’s service to us. If the optionee’s service to us is terminated for cause, then such optionee’s options will generally expire on the date of termination.

Adjustments. If the number of outstanding shares of ExOne is changed by a stock dividend, recapitalization, stock split, reverse split, subdivision, combination, reclassification or similar change in the capital structure of ExOne, without consideration, then the Compensation Committee will proportionately adjust (i) the number of shares reserved for issuance and future grant under the Plan, (ii) the exercise price of an number of shares subject to outstanding options and stock appreciation rights, (iii) the number of shares subject to other outstanding awards, (iv) the maximum number of shares that may be issued to an individual or to a new employee in any one calendar year and (v) the number of shares that are granted as awards to non-employee directors, subject to any required action by the Board or the stockholders of ExOne and in compliance with applicable securities laws; provided, that fractions of a share will not be issued.

Change in Control. If we experience a change in control transaction, outstanding awards, including any vesting provisions, may be subject to the terms of the merger or similar agreement, and may be assumed or substituted by the successor company. Outstanding awards that are not assumed or substituted in such a transaction may be exercisable for a period of time and will expire upon the closing of such merger or consolidation. In the discretion of our compensation committee, the vesting of these awards may be accelerated upon the occurrence of these types of merger or consolidation transactions. Vesting of awards is accelerated in change of control transactions other than mergers or consolidations.

Amendment and Termination. The Board may at any time terminate or amend the Plan in any respect or any award agreement issued in connection with the Plan; provided, however, that the Board may not, without the approval of the stockholders of ExOne, amend the Plan in any manner that requires stockholder approval; and provided further, that a participant’s award will be governed by the version of the Plan then in effect at the time such award was granted.

Indemnification Agreements with Executive Officers and Directors

On March 26, 2013, the Board of Directors of ExOne approved a form of indemnification agreement (“Indemnification Agreement”) to be entered into between ExOne and each of its directors and executive officers (the “Indemnitees”). Pursuant to this authorization, ExOne entered into an Indemnification Agreement with each of its current directors and executive officers.

Pursuant to the Indemnification Agreement, ExOne will indemnify the directors and the executive officers to the fullest extent permitted under Delaware law against all expenses and, in the case of proceedings other than those brought by or in the right of ExOne, judgments, fines, penalties and amounts actually and reasonably paid in settlement by the Indemnitee or on the Indemnitee’s behalf in connection with proceedings in which the Indemnitee is involved. ExOne will also indemnify the Indemnitee to the fullest extent permitted by law against all expenses actually and reasonably incurred by or on the Indemnitee’s behalf in connection with any such proceeding or defense, in whole or in part, to which the Indemnitee is a party or participant and in which the Indemnitee is successful. In addition, and subject to certain limitations, each Indemnification Agreement provides for the advancement of expenses incurred by or on behalf of the Indemnitee in connection with any proceeding not initiated by the Indemnitee, and the reimbursement to ExOne of the amounts advanced to the extent that it is ultimately determined that the Indemnitee is not entitled to be indemnified by ExOne. Additionally, the Indemnification Agreements provide for the provision of directors’ and officers’ liability insurance policies. The provisions of the Indemnification Agreement applies with respect to all periods of such Indemnitee’s service and shall continue so long as such Indemnitee shall be subject to a possible claim, even though the directors or executive officers may have ceased to be directors or executive officers of ExOne.

Outstanding Equity Awards at December 31, 2013

The following table sets forth all unexercised options and unvested restricted stock that have been awarded to our named executive officers by ExOne and were outstanding as of December 31, 2013.

		Option awards					Stock awards
Name	Number of securities underlying un-exercised options (#) exercisable	Number of securities underlying un-exercised options (#) exercisable	Equity incentive plan awards: Number of securities underlying un-exercised unearned options	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of un-earned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units, or other rights that have not vested ($)
Mr. Rockwell	—	—	—	—	—	—	—	—	—
Ms. Dillon(1)	—	—	—	—	—	—	—	10,000	$604,600	(3)
Mr. Lucas(2)	—	—	10,000	$18.00	2/12/2023	—	—	—	—

(1)	Ms. Dillon’s restricted stock vests equally in 1/3 increments each anniversary date from the date of grant, which was March 11, 2013.
(2)	Mr. Lucas’ incentive stock options are exercisable in 1/3 increments each anniversary date from the date of grant, which was February 12, 2013.
(3)	Based on closing price of our common stock on the NASDAQ Global Market of $60.46 per share.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

The nominees for election to the Board of Directors have been nominated by our Nominating and Governance Committee for election to the Board of Directors, and our Board has approved the nominees.

Each nominee who is elected will serve until the 2015 Annual Meeting of Stockholders, or until the director’s successor shall be elected and shall qualify or until the director’s earlier death or resignation.

Nominees

The directors being nominated for election to the Board of Directors (each, a “Nominee”) are set forth below.

Name	Age	Positions and Offices Held with ExOne
S. Kent Rockwell	69	Chairman of the Board and Chief Executive Officer
David Burns	59	President, Chief Operating Officer and Director
John Irvin	59	Special Advisor to the Chairman and Director
Raymond J. Kilmer	48	Director
Victor Sellier	64	Director and Chair of the Audit Committee
Lloyd A. Semple	74	Lead Director and Chair of the Nominating and Governance Committee.
Bonnie K. Wachtel	58	Director and Chair of the Compensation Committee

Our Nominating and Governance Committee believes each member of our Board of Directors possesses the individual qualities necessary to serve on ExOne’s Board of Directors, including high personal and professional ethical standards and integrity, honesty and good values. Our directors are highly educated and have diverse backgrounds and extensive track records of success in what we believe are highly relevant positions with large international companies, firms and major private and public institutions. They have each demonstrated an ability to exercise sound judgment and have exhibited a commitment of service to ExOne and to the Board, and each of our directors possesses strong communication skills. In addition, we believe that each director brings the skills, experience and perspective that, when taken as a whole, creates a board that possesses the requirements necessary to oversee ExOne’s business. Each nominee’s particular experience, qualifications, attributes and skills that led the Board to conclude that such nominee should serve as a director for ExOne are set forth in “Executive Officers and Directors of ExOne” above.

Vote Required

Directors will be elected by the vote of the majority of the shares cast with respect to the director at the Annual Meeting. This means that the number of votes cast “For” a director’s election must exceed the total number of votes cast with respect to that director’s election. The inspector of elections will count “For” votes and “Withhold” votes. Abstentions and broker non-votes will not be counted as having been voted on the proposal, nor will they affect the outcome of Proposal No. 1.

If a nominee is not elected, the director shall offer to tender his or her resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors will make a recommendation to the Board of Directors as to whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the committee’s recommendation and publicly disclose its decision and rationale within 90 days following the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision with respect to that resignation.

The proxy holders intend to vote all proxies received by them in the accompanying form “For” the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director.

The Board of Directors Recommends a Vote “FOR” the Election of All Nominees.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected ParenteBeard LLC as our independent registered public accounting firm for the year ending December 31, 2014, and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Representatives of ParenteBeard LLC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of ParenteBeard LLC as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of ParenteBeard LLC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of ExOne and our stockholders.

Ratification of the appointment of ParenteBeard LLC as ExOne’s independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this matter. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of ParenteBeard LLC as ExOne’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2014.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with our management the audited financial statements of ExOne included in our Annual Report on Form 10-K for the year ended December 31, 2013 (“10-K”). The Audit Committee has also reviewed and discussed with ParenteBeard LLC, the audited financial statements and the audit results. In addition, the Audit Committee discussed with ParenteBeard LLC the matters required to be discussed by AS 16, Communications with Audit Committees, Rule 2-07, Communication with Audit Committees, of Regulation S-X, and other PCAOB Rules and Standards.

In addition, we received from and discussed with ParenteBeard LLC the written disclosures and the letter required by PCAOB Rule 3526, Communication With Audit Committees Concerning Independence, and discussed ParenteBeard LLC’s independence with them. Upon completing these activities, the Audit Committee concluded that ParenteBeard LLC is independent from ExOne and its management.

ExOne’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. ParenteBeard LLC, our independent registered public accounting firm, is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in ExOne’s Annual Report on Form 10-K for the year ended December 31, 2013 and filed with the Securities and Exchange Commission.

Members of the Audit Committee:

        Victor Sellier (Chairman)

        Raymond J. Kilmer

        Bonnie K. Wachtel

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table sets forth the aggregate fees we paid to ParenteBeard LLC, our independent registered public accounting firm, for professional services provided during the years ended December 31, 2013 and December 31, 2012:

	2013	2012
	(In thousands)
Audit fees	$940	$600
Audit-related fees	15	—
Tax fees	—	—
All other fees	25	—

Total fees	$980	$600

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by ParenteBeard LLC, our independent registered public accounting firm, in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Audit Committee can pre-approve specified services in defined categories of (i) audit services, (ii) audit-related services, (iii) tax services and (iv) other services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of ParenteBeard LLC or on an individual case-by-case basis before ParenteBeard LLC is engaged to provide a service. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. All audit, audit-related, tax and other services have been pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our Common Stock as of March 7, 2014 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of December 31, 2013 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, to our knowledge the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The percentage beneficially owned by each person named below is based on 14,415,108 shares of common stock outstanding on March 7, 2014 plus shares of common stock otherwise deemed outstanding under applicable SEC rules. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number	Percent
Directors and Named Executive Officers
S. Kent Rockwell(2)(3)	3,162,628	21.9%
Rick Lucas(4)	35,000	*
JoEllen Lyons Dillon(5) (6)	43,500	*
David J. Burns	259,000	1.8%
Raymond J. Kilmer(7)	2,500	*
John Irvin(8)	254,000	1.7%
Victor Sellier(9)	5,500	*
Lloyd A. Semple(10)(11)	10,300	*
Bonnie K. Wachtel(12)	2,500	*

All Directors/Executive Officers as a group (12 persons)(3)(10)(11)(12)	3,961,761	27.5%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of our beneficial owners is 127 Industry Boulevard, North Huntingdon, Pennsylvania 15642.
(2)	Amount does not include 546,700 common shares (which is 3.7% of our outstanding shares) owned by the S. Kent Rockwell 1997 Irrevocable Trust. S. Kent Rockwell disclaims beneficial ownership of the S. Kent Rockwell 1997 Irrevocable Trust.
(3)	S. Kent Rockwell is deemed to have beneficial ownership of the shares so indicated as the beneficiary of the S. Kent Rockwell Revocable Trust, which is the indirect, sole stockholder of RFP, the beneficial owner of 3,162,628 shares of common stock, or of 21.9% our outstanding shares of common stock.
(4)	Includes 10,000 shares underlying incentive stock options not yet exercisable as of the date of this Proxy Statement.
(5)	Includes 6,667 shares underlying restricted stock not yet vested as of the date of this Proxy Statement.
(6)	Includes 20,000 shares and 13,500 shares held indirectly by Ms. Dillon through a trust and a limited partnership, respectively.

(7)	Includes 1,667 shares of restricted stock held by Mr. Kilmer not yet vested as of the date of this Proxy Statement.
(8)	Includes 3,000 shares purchased by Colette Irvin, John Irvin’s spouse.
(9)	Includes 1,667 shares of restricted stock held by Mr. Sellier not yet vested as of the date of this Proxy Statement.
(10)	Includes 300 shares purchased by Mr. Semple’s spouse.
(11)	Includes 1,667 shares of restricted stock held by Mr. Semple not yet vested as of the date of this Proxy Statement.
(12)	Includes 1,667 shares of restricted stock held by Ms. Wachtel not yet vested as of the date of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires persons who own more than ten percent of a registered class of our equity securities and our directors and executive officers to file with the SEC initial reports of ownership and reports in changes in ownership of any ExOne equity securities. Except as previously reported, based upon a review of filings with the SEC and written representations from our directors and executive officers, we believe that all of our directors and executive officers complied during the year ended December 31, 2013 with the reporting requirements of Section 16(a) of the Exchange Act.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

JoEllen Lyons Dillon

Chief Legal Officer and Corporate Secretary

March 31, 2014

☐                         ¢

THE EXONE COMPANY

127 Industry Boulevard

North Huntingdon, Pennsylvania 15642

This Proxy is Solicited on Behalf of the

Board of Directors of the Company

The undersigned stockholder hereby appoints S. Kent Rockwell, David Burns, Brian Smith and JoEllen Lyons Dillon, and each of them, as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned to act for the undersigned and to consider and vote, as designated on the reverse, all of the shares of stock of The ExOne Company (the “Company”) that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Monday, May 5, 2014, at 10:00 a.m. Eastern Daylight Time, at The Westin Convention Center Pittsburgh, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222, on the following matters:

Unless otherwise specified in the squares provided, the proxies shall vote in the election of directors FOR the nominees listed and FOR proposal number 2, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

¢	(Continued and to be signed on the reverse side.)	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

THE EXONE COMPANY

May 5, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

The proxy statement and Company’s 2013 Annual Report to stockholders are available at HTTP://WWW.ASTPROXYPORTAL.COM/AST/18123/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided. i

■	20730000000000000000 5	050514

The Board of Directors recommends a vote “FOR” each of the nominees listed and “FOR” proposal number 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of seven (7) members of the Board of Directors:				2. Ratification of the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Company for the year ending December 31, 2014.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: O S. Kent Rockwell O David Burns O John Irvin O Raymond J. Kilmer O Victor Sellier O Lloyd A. Semple O Bonnie K. Wachtel
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

The Board of Directors has established the close of business on Friday, March 7, 2014 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF

THE EXONE COMPANY

May 5, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.	COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting. Should you require directions to the Annual Meeting, please call the Chief Legal Officer and Corporate Secretary at 724-863-9663.

ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS: The proxy statement and Company’s 2013 Annual Report to stockholders are available at HTTP://WWW.ASTPROXYPORTAL.COM/AST/18123/
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20730000000000000000 5	050514

The Board of Directors recommends a vote “FOR” each of the nominees listed and “FOR” proposal number 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of seven (7) members of the Board of Directors:				2. Ratification of the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Company for the year ending December 31, 2014.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: O S. Kent Rockwell O David Burns O John Irvin O Raymond J. Kilmer O Victor Sellier O Lloyd A. Semple O Bonnie K. Wachtel
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

The Board of Directors has established the close of business on Friday, March 7, 2014 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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